Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL YEAR AND FOURTH QUARTER 2021 FINANCIAL RESULTS

OCC® Reports Growth in Net Sales and Double-Digit Increases in Gross Profit

in the Fourth Quarter and Fiscal Year 2021

Roanoke, Va., December 20, 2021 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal year 2021 and its fourth quarter ended October 31, 2021.

Fourth Quarter 2021 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2021 increased 14.4% to $15.9 million, compared to net sales of $13.9 million for the same period last year, with increased net sales in the wireless carrier and enterprise markets, compared to the same period last year.

Gross profit increased 20.0% to $5.1 million in the fourth quarter of fiscal year 2021, compared to gross profit of $4.2 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 31.8% in the fourth quarter of fiscal year 2021 compared to 30.3% in the fourth quarter of fiscal year 2020.

SG&A expenses increased to $4.8 million during the fourth quarter of fiscal year 2021, compared to $4.3 million for the fourth quarter of fiscal year 2020. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs, as well as increases in shipping costs. Included in employee and contracted sales personnel related costs are commissions, which increased due to the increase in net sales when comparing the fourth quarter of fiscal year 2021 to the same period last year. Shipping costs also increased due to the increase in sales when comparing the two periods.

Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

For the fourth quarter of fiscal year 2021, OCC recorded a net loss of $6,000, or $0.00 per basic and diluted share, compared to a net loss of $406,000, or $0.06 per basic and diluted share, for the fourth quarter of fiscal year 2020.

Fiscal Year 2021 Financial Results

Consolidated net sales for fiscal year 2021 increased 7.0% to $59.1 million, compared to net sales of $55.3 million for fiscal year 2020. The Company increased net sales in the enterprise and wireless carrier markets, compared to fiscal year 2020. While net sales decreased 7.8% during the first quarter, and OCC’s net sales increased 5.9%, 14.6% and 14.4% during our second, third and fourth quarters of fiscal year 2021, respectively, in each case compared to the same periods in fiscal year 2020.

The Company believes net sales during fiscal year 2021, specifically beginning in its second fiscal quarter, were positively impacted by the continued lifting of some restrictions and the reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. Additionally, the Company believes it will continue to see a trend of improving demand for its products and an increase in net sales to the extent there are declines in the direct and indirect impacts of the COVID-19 pandemic on its customers, suppliers, workforce and end-users.

OCC reported a gross profit increase of 15.5% to $16.3 million in fiscal year 2021, compared to gross profit of $14.1 million in fiscal year 2020. Gross profit margin increased to 27.5% in fiscal year 2021 compared to 25.5% for fiscal year 2020.

SG&A expenses decreased 5.2%, or $1.0 million, to $18.2 million during fiscal year 2021 compared to $19.2 million for fiscal year 2020. This followed an SG&A expenses decrease of $4.2 million, or 17.9%, to $19.2 million in fiscal year 2020, compared to $23.4 million in fiscal year 2019. The decrease in SG&A expenses during fiscal year 2021 compared to fiscal year 2020 was primarily the result of decreases in employee and contracted sales personnel related costs, bad debt expense and certain other costs. The decrease in employee and contracted sales personnel related costs and other costs were positively impacted by OCC’s ongoing cost control initiatives.

OCC recorded net income of $6.6 million, or $0.87 per basic and diluted share, for fiscal year 2021, compared to a net loss of $6.1 million, or $0.83 per basic and diluted share, for fiscal year 2020.

In addition to improved sales and gross profit and reduced SG&A expenses, the Company’s fiscal year 2021 results benefited from the gain on the extinguishment of debt related to the forgiveness of its Small Business Administration (“SBA”) Paycheck Protection Program loan (“PPP Loan”) totaling approximately $5.0 million and a Federal Employee Retention Tax Credit (“ERTC”) totaling $4.3 million, both of which were recorded as other income on the Company’s statement of operations during fiscal year 2021. During critical periods of the COVID-19 pandemic, the loan and tax credits enabled the Company to preserve employee jobs and maintain operational readiness, including its ability to service critical infrastructure customers such as the U.S. military and healthcare providers.

Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC said, “In 2021, our team successfully executed initiatives to strengthen OCC during the pandemic and for the long-term. Our results for our fourth quarter and the full fiscal year reflect both the actions we took to drive growth and our deep focus on operating efficiently. Like many other companies, OCC was affected by macroeconomic challenges created by the pandemic. As we began the fiscal year 2021, demand for our products continued to be hindered by the pandemic. As product demand began to grow during our second quarter, new macroeconomic pandemic-related challenges arose—in particular supply chain disruption and a tight labor market. We are meeting those challenges with creative problem-solving to enhance operational effectiveness and by providing our customers and end-users with the superior products they need to meet their critical communication needs.”

Mr. Wilkin continued, “As we begin fiscal year 2022, we are optimistic about the opportunities ahead for OCC. Customer demand in our markets has significantly improved and we are beginning to see the impacts of the COVID-19 pandemic recede. With OCC’s differentiated core strengths and capabilities, as well as our enviable market positions, we remain confident that we are well-positioned to capture opportunities and deliver value to shareholders as markets conditions continue to improve.”

Gain on Debt Extinguishment

On July 1, 2021, the SBA forgave the entire balance of the PPP Loan (including accrued interest). As a result, the Company recognized a gain on the extinguishment of debt of approximately $5.0 million in fiscal year 2021.

Employee Retention Tax Credit

During fiscal year 2021, OCC recognized a refundable payroll tax credit totaling $4.3 million under the ERTC program. OCC was an eligible small employer under the gross receipts decline test, which qualified the Company to claim ERTC in the first two calendar quarters of 2021 under the amended ERTC program. As of October 31, 2021, OCC had a $2.2 million receivable for ERTC still to be refunded.

Conference Call Information

As previously announced, OCC will host a conference call today, December 20, 2021, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 342-8591 in the U.S. or (203) 518-9713 internationally, conference ID OCCQ421. For interested individuals unable to join the call, a replay will be available through Monday, December 27, 2021 by dialing (800) 839-5103 or (402) 220-2687. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,
	2021	2020	2021	2020

Net sales	$15,884	$13,887	$59,136	$55,277
Cost of goods sold	10,829	9,674	42,862	41,191

Gross profit	5,055	4,213	16,274	14,086

SG&A expenses	4,811	4,312	18,239	19,245
Royalty (income) expense, net	8	123	(37)	332
Amortization of intangible assets	12	11	45	42

Income (loss) from operations	224	(233)	(1,973)	(5,533)

Interest expense, net	(160)	(173)	(690)	(570)
Other, net	(68)	3	9,254	─
Other income (expense), net	(228)	(170)	8,564	(570)

Income (loss) before income taxes	(4)	(403)	6,591	(6,103)

Income tax expense (benefit)	2	3	(20)	18

Net income (loss)	$(6)	$(406)	$6,611	$(6,121)

Net income (loss) per share:
Basic and diluted	$0.00	$(0.06)	$0.87	$(0.83)

Weighted average shares outstanding:
Basic and diluted	7,416	7,352	7,588	7,355

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Optical Cable Corp. – Fourth Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2021	2020
Cash	$132	$141
Trade accounts receivable, net	8,376	7,561
Inventories	16,304	17,100
Other current assets	2,754	521
Total current assets	27,566	25,323
Non-current assets	10,351	11,235
Total assets	$37,917	$36,558

Current liabilities	$6,168	$6,266
Non-current liabilities	9,543	15,032
Total liabilities	15,711	21,298
Total shareholders’ equity	22,206	15,260
Total liabilities and shareholders’ equity	$37,917	$36,558

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